FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 20, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Kromolice-2 Test Results

Updates Drilling and Production Plans

Salt Lake City, April 20, 2009 – FX Energy, Inc. (Nasdaq: FXEN) today released test results from the recent Kromolice-2 discovery well. Analysis of the flow test data indicates absolute open flow potential of 47 million cubic feet per day (mmcf/d). The initial production rate is forecast at approximately 4.8 mmcf/d, based on a 5% drawdown. Depth mapping of the Kromolice-2 structure is ongoing based on new seismic processing. The Company plans to provide a proved reserves figure when final mapping is complete. FX Energy holds a 49% non-operating interest.

Production Plans

Production facilities for the Company’s Roszkow well are under construction. The Company anticipates first gas production by the end of 2Q09. Roszkow is forecast to produce approximately 7.5 mmcf/d net to FX. This is forecast to increase total Company production significantly. In the first quarter of 2009, the Company’s total production in the U.S. and Poland averaged 4.2 mmcfe/d.

Production facilities for Kromolice-2, along with two earlier discoveries, Kromolice-1 and Sroda-4, are in the planning and permitting stage. Permitting for the facility and pipeline is anticipated to take about one year, followed by an estimated six months for actual construction. The target for first production is 4Q2010. The three wells will tie into an existing line that currently serves another three wells, including the Company’s Zaniemysl-3 well. This line is expected to have total available capacity for approximately an additional 14 mmcf/d. This available capacity is approximately 80% of the combined forecast initial plateau rate of the Company’s three new wells. As a result, the Company anticipates adding its 49% share, approximately 7.0 mmcf/d net, to its Polish gas production from Kromolice-1, Kromolice-2 and Sroda-4 together. Cost of the new pipeline and facilities is estimated at approximately $8 million net to FX Energy.

Gas Prices

In general the Company sells gas at the wellhead from its wells in Poland under contract at prices set as a percentage of posted tariffs. The tariffs were increased on two occasions in 2008, most recently at November 1, 2008. The current posted tariff for high methane gas is 998.30 zlotys per thousand cubic meters, or approximately $8.30 per mcf at an exchange rate of 3.25 zlotys to the dollar as of April 16, 2009; Henry Hub Spot was quoted at $3.53 per mcf on the same date. The Company’s wells are linked to either the high methane tariff or the low methane tariff and the percentage is different for each well. In addition, the price is adjusted for the actual heating value of gas from each well. In the first quarter of 2009, the Company received an average $4.20 per mcf, or $5.08 per mmbtu, for all of the gas it produced in Poland.

Capital Budget for 2009

The Company currently estimates its capital budget for 2009 in the range of $15 to $20 million, subject to a number of factors including industry participation in projects, actual results of production projects, and oil and gas prices. We plan to fund this budget with cash on hand and cashflow from operations.

Drilling Plans

The drilling location is under construction for the previously announced Ostrowiec well. The well is expected to spud in approximately 30 days. The Ostrowiec well targets a 2-D seismic prospect in the Main Dolomite (Ca2) that has potential for up to 1 Tcfe of oil and gas in place. The secondary target of the Ostrowiec-1 well is Rotliegend Aeolian sandstones. The Ostrowiec prospect is located about 20 kilometers north of the Grotow carbonate platform and appears on seismic to be analogous to the Polish Oil and Gas Company’s LMG oil and gas field, currently under development. FX Energy is the operator of Ostrowiec and will retain 51% interest; POGC will earn 49% interest in the well and 212,000 acres by drilling the Ostrowiec well. The Company will continue to hold 100% interest in the remainder of the 1.35 million acre Northwest concession area.

The Company is preparing to permit and tender for a drilling rig to test its Machnatka prospect in the Warsaw South concession. The Machnatka prospect is a 2-D defined Ca1/reef prospect covering an estimated 12 to 15 square kilometers at an estimated depth of approximately 3100 meters. There are no fields nearby that produce from this horizon. The well is planned for the second half of 2009. The Company holds 100% interest and plans to operate, although discussions with potential industry partners are ongoing.

The Company has identified a potential tight gas resource area, the Plawce area, in the northwestern part of its Fences concession. The Company’s technical team is currently working on a possible conventional play, Plawce East, downdip from the Plawce area. Theoretically, Plawce East could have higher quality reservoir properties than the tight Plawce area. That could allow conventional production without stimulation. Additional geophysical work on this project will be carried out before drillsite selection. If the results of this work are positive, the Company plans to propose drilling Plawce East in the second half of 2009. FX Energy holds 49% interest and is not the operator.

Additional geophysical work is underway and planned for 2009, both in the Fences concession and in other concession areas held by the Company. It is possible that this work could lead to one or more additional wells in 2009. In particular, the Company anticipates making a drilling decision in the next few months on the Taczanow lead in the Fences concession based on new 2-D seismic. The Taczanow lead is on trend with two earlier discoveries, Zaniemysl and Roszkow.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.